UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALUS LIQUIDATION CORP.
(Exact name of registrant as specified in its charter)

Delaware	20-2620798
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15770 Laguna Canyon Road, Irvine, California 92618  (949) 453-0150
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

William Worthen
President and Chief Executive Officer
ALUS Liquidation Corp.
 15770 Laguna Canyon Road
Irvine, California 92618
(949) 453-0150
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

COPY TO:

Ethan D. Feffer, Esq.
Sheppard, Mullin, Richter & Hampton LLP
650 Town Center Drive, 4th Floor
Costa Mesa, CA 92626
(714) 513-5100

RECENT EVENTS: DEREGISTRATION OF SHARES

This Post-Effective Amendment No. 1, filed by ALUS Liquidation Corp. (formerly known as Alsius Corporation, the “Company”), relates to the Company’s Registration Statement on Form S-1 (No. 333-124521) declared effective by the Securities and Exchange Commission on or about August 17, 2005 (the “Registration Statement”), which registered 8,500,000 units, each unit consisting of one share of common stock, $0.0001 par value per share and two warrants, to be sold by the selling security holders named therein.  Upon exercise, each warrant entitled the holder to purchase one share of common stock.

On May 5, 2009, the Company filed a certificate of dissolution with the Delaware Secretary of State pursuant to its Plan of Dissolution, which was approved by the Board of Directors and the stockholders of the Company (the “Dissolution”).  The Company closed its stock transfer books and discontinued recording transfers of shares of its common stock at the close of business on May 5, 2009.

As a result of the Dissolution and the Company’s delisting of its common stock from the Nasdaq Capital Market, the termination of the registration of the common stock pursuant to Rule 12g-4(a)(1) of the Exchange Act of 1934 (the “Act”), and the suspension of the Company’s duty to file reports pursuant to Rule 12h-3(b)(1)(i) of the Act, the offering pursuant to the Registration Statement has been terminated. In accordance with the undertaking in Item 17 made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company requests removal from registration of the shares registered under the Registration Statement.

Accordingly, the Company files this Post-Effective Amendment No. 1 to the Registration Statement to deregister the number of units, warrants and shares of common stock covered by the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons on May 22, 2009 in the capacities indicated.

ALUS LIQUIDATION CORP.

By:	/s/ William Worthen
William Worthen
President and Chief Executive Officer

Signature	Title	Date
/s/ William Worthen	Director, President and Chief Executive Officer (Principal Executive Officer)	May 22, 2009
William Worthen
/s/ Andrew Wade	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 22, 2009
Andrew Wade
/s/ Paul Brooke	Director	May 22, 2009
Paul Brooke
/s/ Eric Hecht	Director	May 22, 2009
Eric Hecht
/s/ Wende Hutton	Director	May 22, 2009
Wende Hutton
/s/ Jack Lasersohn	Director	May 22, 2009
Jack Lasersohn
/s/ Gregory Waller	Director	May 22, 2009
Gregory Waller
/s/ Kurt Wheeler	Director	May 22, 2009
Kurt Wheeler